UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2012

NEUTRAL TANDEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2012, the Board of Directors of Neutral Tandem, Inc. d/b/a Inteliquent (the “Company”) approved increases in the annual base salaries for certain of its executive officers. As a result, the base salary of Surendra Saboo, the Company’s President and Chief Operating Officer, increased from $360,000 to $374,000; the base salary of Robert Junkroski, the Company’s Chief Financial Officer and Executive Vice President, increased from $300,000 to $310,000; the base salary of Richard Monto, the Company’s General Counsel, Secretary and Senior Vice President of External Affairs, increased from $255,000 to $264,000; the base salary of David Lopez, the Company’s President of Americas, increased from $220,000 to $230,000; and the base salary of John Harrington, the Company’s Senior Vice President of Regulatory and Litigation, increased from $255,000 to $260,000. The increases are effective as of January 1, 2012.

In addition, each of the aforementioned officers received a restricted stock grant. Dr. Saboo was granted 60,000 shares of restricted stock. Messrs. Junkroski, Monto and Lopez were each granted 50,000 shares of restricted stock. Mr. Harrington was granted 40,000 shares of restricted stock. One quarter of each officer’s restricted stock will vest on January 30, 2013, and the remaining restricted stock will vest on a monthly basis over the subsequent 36 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRAL TANDEM, INC.

Date: February 16, 2012	/s/ Robert M. Junkroski
Name: Robert M. Junkroski
Title: Chief Financial Officer